The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated July 30, 2025

Pricing supplement To prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023, product supplement no. 3-I dated April 13, 2023 and prospectus addendum dated June 3, 2024	Registration Statement Nos. 333-270004 and 333-270004-01 Dated August , 2025 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate due August 13, 2040 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the 10-Year Constant Maturity Treasury Rate determined as described below, which we refer to as the Reference Rate, is less than or equal to the Reference Strike Rate. Investors should be willing to forgo fixed interest payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	Investors in the notes should be willing to accept the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates, while seeking full repayment of principal at maturity. Contingent Interest Payments should not be viewed as periodic interest payments.
•	If the Reference Rate is less than or equal to the Reference Strike Rate on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	The notes will be automatically called if the Reference Rate on any Review Date (other than the first through seventh and final Review Dates) is less than or equal to the Reference Strike Rate. The earliest date on which an automatic call may be initiated is August 6, 2027.
•	The notes are linked to the decline in the Reference Rate and investors will not benefit from any increase in the Reference Rate over the term of the notes.
•	The notes are not traditional fixed income securities. Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. However, the notes offered by this pricing supplement do not pay periodic interest and whether the notes will be automatically called will depend on the performance of the Reference Rate. If the notes have not been automatically called and the Final Reference Rate is greater than the Reference Strike Rate, investors will receive only the principal amount of their notes at maturity.
•	The Contingent Interest Payments are fixed amounts and will not vary based on the Reference Rate.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co
Guarantor:	JPMorgan Chase & Co.
Reference Rate:	10-Year Constant Maturity Treasury Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement
Contingent Interest Payments:

If the notes have not been automatically called and the Reference Rate on any Review Date is less than or equal to the Reference Strike Rate, you will receive on the applicable Interest Payment Date, for each $1,000 principal amount note, a Contingent Interest Payment equal to at least $22.05*, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the Reference Rate on the Review Date related to that later Interest Payment Date is less than or equal to the Reference Strike Rate. You will not receive any unpaid Contingent Interest Payments if the Reference Rate on each subsequent Review Date is greater than the Reference Strike Rate.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $22.05 per $1,000 principal amount note.

Automatic Call:	If the Reference Rate on any Review Date (other than the first through seventh and final Review Dates) is less than or equal to the Reference Strike Rate, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date.
Payment at Maturity:

If the notes have not been automatically called, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date plus (c) if the Contingent Interest Payment applicable to the final Review Date is payable, any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the notes have not been automatically called, you are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Strike Date:	July 28, 2025
Pricing Date:	On or about August 5, 2025
Original Issue Date:	On or about August 11, 2025 (Settlement Date)
Review Dates†:	November 6, 2025, February 6, 2026, May 6, 2026, August 6, 2026, November 6, 2026, February 8, 2027, May 6, 2027, August 6, 2027, November 8, 2027, February 8, 2028, May 8, 2028, August 8, 2028, November 8, 2028, February 7, 2029, May 8, 2029, August 8, 2029, November 7, 2029, February 6, 2030, May 8, 2030, August 7, 2030, November 6, 2030, February 6, 2031, May 7, 2031, August 6, 2031, November 6, 2031, February 6, 2032, May 6, 2032, August 6, 2032, November 8, 2032, February 8, 2033, May 6, 2033, August 8, 2033, November 8, 2033, February 8, 2034, May 8, 2034, August 8, 2034, November 8, 2034, February 7, 2035, May 8, 2035, August 8, 2035, November 7, 2035, February 6, 2036, May 7, 2036, August 6, 2036, November 6, 2036, February 6, 2037, May 6, 2037, August 6, 2037, November 6, 2037, February 8, 2038, May 6, 2038, August 6, 2038, November 8, 2038, February 8, 2039, May 6, 2039, August 8, 2039, November 8, 2039, February 8, 2040, May 8, 2040 and August 8, 2040 (final Review Date)
Interest Payment Dates††:	November 12, 2025, February 11, 2026, May 11, 2026, August 11, 2026, November 12, 2026, February 11, 2027, May 11, 2027, August 11, 2027, November 12, 2027, February 11, 2028, May 11, 2028, August 11, 2028, November 13, 2028, February 12, 2029, May 11, 2029, August 13, 2029, November 13, 2029, February 11, 2030, May 13, 2030, August 12, 2030, November 12, 2030, February 11, 2031, May 12, 2031, August 11, 2031, November 12, 2031, February 11, 2032, May 11, 2032, August 11, 2032, November 12, 2032, February 11, 2033, May 11, 2033, August 11, 2033, November 14, 2033, February 13, 2034, May 11, 2034, August 11, 2034, November 13, 2034, February 12, 2035, May 11, 2035, August 13, 2035, November 13, 2035, February 11, 2036, May 12, 2036, August 11, 2036, November 12, 2036, February 11, 2037, May 11, 2037, August 11, 2037, November 12, 2037, February 11, 2038, May 11, 2038, August 11, 2038, November 12, 2038, February 11, 2039, May 11, 2039, August 11, 2039, November 14, 2039, February 13, 2040, May 11, 2040 and the Maturity Date
Call Settlement Date††:	If the notes are automatically called on any Review Date (other than the first through seventh and final Review Dates), the first Interest Payment Date immediately following that Review Date
Maturity Date††:	August 13, 2040
Other Key Terms:	See “Additional Key Terms” in this pricing supplement.
†	The determination of the Reference Rate on a Review Date is subject to adjustment as described under “Supplemental Terms of the Notes” in this pricing supplement
††	Subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $933.80 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $920.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Reference Strike Rate:	4.41%, which is a rate of the 10-Year Constant Maturity Treasury Rate determined by reference to certain intraday rates of the 10-Year Constant Maturity Treasury Rate on the Strike Date. The Reference Strike Rate is not determined by reference to the Reference Rate on the Strike Date or the Pricing Date. We and our affiliates are under no obligation to consider your interests as a holder of the notes in making any determinations in connection with setting the Reference Strike Rate. See “Selected Risk Considerations — Risks Relating to Conflicts of Interest — Potential Conflicts” in this pricing supplement for more information.
Final Reference Rate:	The Reference Rate on the final Review Date
CUSIP:	48135NYJ9

JPMorgan Structured Investments —	PS-1
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

Supplemental Terms of the Notes

Each of the Review Dates is a Determination Date for purposes of the accompanying product supplement but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.” Instead, the determination of the Reference Rate on a Review Date is subject to adjustment as described below.

With respect to any Review Date, the Reference Rate refers to the rate published with respect to that Review Date by the Federal Reserve System Board of Governors, or its successor, on its website or in another recognized electronic source, as the yield is displayed for U.S. Treasury securities at “constant maturity” under the column for the Designated CMT Maturity, as defined below, that appears on the Bloomberg Screen H15T10Y Page (or any successor page) (the “Designated CMT Bloomberg Page”).

The following procedures will be followed if, with respect to any Review Date, the Reference Rate cannot be determined as described above:

•	If the above rate is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that Review Date, then the Reference Rate will be the Treasury Constant Maturity rate for the Designated CMT Maturity or other U.S. Treasury rate for the Designated CMT Maturity on that Review Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page and published on the website of the Federal Reserve System Board of Governors or in another recognized electronic source.
•	If the information described in the first bullet point is not provided by 5:00 p.m., New York City time, on that Review Date, then the calculation agent, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, will determine the Reference Rate for that Review Date in its sole discretion.

“Designated CMT Maturity” means 10 years.

Notwithstanding the foregoing paragraphs:

(i) If the calculation agent determines in its sole discretion on or prior to the relevant Review Date that the Treasury Constant Maturity rate for the Designated CMT Maturity has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that Review Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate; and

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Review Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the notes. We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you. See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

Any values of the Reference Rate, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

JPMorgan Structured Investments —	PS-2
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Rate?

If the notes have not been automatically called and the Reference Rate on any Review Date is less than or equal to the Reference Strike Rate, you will receive on the applicable Interest Payment Date, for each $1,000 principal amount note, a Contingent Interest Payment equal to at least $22.05, plus any previously unpaid Contingent Interest Payments for any prior Review Dates.  If the Reference Rate on any Review Date is greater than the Reference Strike Rate, no Contingent Interest Payment will be made with respect to that Review Date, unless the Reference Rate on a subsequent Review Date, if any, is less than or equal to the Reference Strike Rate, in which case the unpaid Contingent Interest Payment with respect to that earlier Review Date will be paid on the Interest Payment Date related to the subsequent Review Date.  The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $22.05 per $1,000 principal amount note. The following table illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Payment of $22.05 per $1,000 principal amount note, depending on how many Contingent Interest Payments are made prior to automatic call or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
60	$1,323.00
59	$1,300.95
58	$1,278.90
57	$1,256.85
56	$1,234.80
55	$1,212.75
54	$1,190.70
53	$1,168.65
52	$1,146.60
51	$1,124.55
50	$1,102.50
49	$1,080.45
48	$1,058.40
47	$1,036.35
46	$1,014.30
45	$992.25
44	$970.20
43	$948.15
42	$926.10
41	$904.05
40	$882.00
39	$859.95
38	$837.90
37	$815.85
36	$793.80
35	$771.75
34	$749.70
33	$727.65
32	$705.60
31	$683.55
30	$661.50
29	$639.45
28	$617.40
27	$595.35
26	$573.30
25	$551.25
24	$529.20
23	$507.15
22	$485.10
21	$463.05
20	$441.00
19	$418.95
18	$396.90
17	$374.85
16	$352.80
15	$330.75
14	$308.70
13	$286.65
12	$264.60
11	$242.55
10	$220.50
9	$198.45

JPMorgan Structured Investments —	PS-3
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

8	$176.40
7	$154.35
6	$132.30
5	$110.25
4	$88.20
3	$66.15
2	$44.10
1	$22.05
0	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes a Reference Strike Rate of 4.50% and a Contingent Interest Payment of $22.05 per $1,000 principal amount note. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $22.05 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Review Dates Prior to the Final Review Date				Final Review Date
Reference Rate at Review Date	Reference Rate Increase / Decrease at Review Date	First through Seventh Review Dates	Review Dates Other than the First through Seventh and Final Review Dates	Final Reference Rate	Reference Rate Increase / Decrease at Final Review Date	Payment at Maturity (2)
		Payment on Interest Payment Date (2)	Payment on Interest Payment Date or Call Settlement Date (1)(2)
8.100%	80.00%	N/A	N/A	8.100%	80.00%	$1,000.00
7.650%	70.00%	N/A	N/A	7.650%	70.00%	$1,000.00
7.200%	60.00%	N/A	N/A	7.200%	60.00%	$1,000.00
6.750%	50.00%	N/A	N/A	6.750%	50.00%	$1,000.00
6.300%	40.00%	N/A	N/A	6.300%	40.00%	$1,000.00
5.850%	30.00%	N/A	N/A	5.850%	30.00%	$1,000.00
5.400%	20.00%	N/A	N/A	5.400%	20.00%	$1,000.00
4.950%	10.00%	N/A	N/A	4.950%	10.00%	$1,000.00
4.725%	5.00%	N/A	N/A	4.725%	5.00%	$1,000.00
4.510%	0.22%	N/A	N/A	4.510%	0.22%	$1,000.00
4.500%	0.00%	$22.05	$1,022.05	4.500%	0.00%	$1,022.05
4.490%	-0.22%	$22.05	$1,022.05	4.490%	-0.22%	$1,022.05
4.275%	-5.00%	$22.05	$1,022.05	4.275%	-5.00%	$1,022.05
4.050%	-10.00%	$22.05	$1,022.05	4.050%	-10.00%	$1,022.05
3.600%	-20.00%	$22.05	$1,022.05	3.600%	-20.00%	$1,022.05
3.150%	-30.00%	$22.05	$1,022.05	3.150%	-30.00%	$1,022.05
2.700%	-40.00%	$22.05	$1,022.05	2.700%	-40.00%	$1,022.05
2.250%	-50.00%	$22.05	$1,022.05	2.250%	-50.00%	$1,022.05
1.800%	-60.00%	$22.05	$1,022.05	1.800%	-60.00%	$1,022.05
1.350%	-70.00%	$22.05	$1,022.05	1.350%	-70.00%	$1,022.05
0.900%	-80.00%	$22.05	$1,022.05	0.900%	-80.00%	$1,022.05
0.450%	-90.00%	$22.05	$1,022.05	0.450%	-90.00%	$1,022.05
0.000%	-100.00%	$22.05	$1,022.05	0.000%	-100.00%	$1,022.05
(1)	The notes will be automatically called if the Reference Rate on any Review Date (other than the first through seventh and final Review Dates) is less than or equal to the Reference Strike Rate.
(2)	If the Reference Rate on a Review Date is less than or equal to the Reference Strike Rate, you will receive a Contingent Interest Payment in connection with that Review Date, plus any previously unpaid Contingent Interest Payments for any prior Review Dates. The applicable amount shown in the table above does not include any previously unpaid Contingent Interest Payments that may be payable on the applicable Interest Payment Date.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how the payments on the notes in different hypothetical scenarios are calculated.

Example 1: The Reference Rate decreases from the Reference Strike Rate of 4.50% to a Reference Rate of 3.60% on the first Review Date. Because the Reference Rate on the first Review Date is less than the Reference Strike Rate, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. Accordingly, the investor receives a payment of $22.05 per $1,000 principal amount note on the relevant Interest Payment Date. The notes are not subject to automatic call on the first Review Date.

JPMorgan Structured Investments —	PS-4
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

Example 2: A Contingent Interest Payment is not paid in connection with each of the first through sixth Review Dates but is paid in connection with the seventh Review Date and the Reference Rate decreases from the Reference Strike Rate of 4.50% to a Reference Rate of 3.60% on the eighth Review Date. The investor receives a payment of $154.35 per $1,000 principal amount note in connection with the seventh Review Date (reflecting the Contingent Interest Payment for the seventh Review Date and the unpaid Contingent Interest Payments for the first through sixth Review Dates), but the notes are not automatically called on the seventh Review Date because the notes are not subject to automatic call on any of the Review Dates preceding the eighth Review Date. Because the Reference Rate on the eighth Review Date is less than the Reference Strike Rate, the investor is entitled to receive a Contingent Interest Payment in connection with the eighth Review Date. In addition, the notes are automatically called. Accordingly, the investor receives a payment of $1,022.05 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $22.05 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. As a result, the total amount paid on the notes over the term of the notes is $1,176.40 per $1,000 principal amount note.

Example 3: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Reference Rate decreases from the Reference Strike Rate of 4.50% to a Final Reference Rate of 3.60%. Because the notes have not been automatically called prior to maturity and the Final Reference Rate is less than the Reference Strike Rate, the investor receives at maturity a payment of $2,323.00 per $1,000 principal amount note. This payment consists of Contingent Interest Payments of $1,323.00 per $1,000 principal amount note (reflecting the Contingent Interest Payment for the final Review Date and the unpaid Contingent Interest Payments for the Review Dates preceding the final Review Date) and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $2,323.00 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes have not been automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the first through seventh Review Dates and the Reference Rate increases from the Reference Strike Rate of 4.50% to a Final Reference Rate of 4.95%. The investor receives a payment of $22.05 per $1,000 principal amount note in connection with each of the first through seventh Review Dates. Because the notes have not been automatically called prior to maturity and the Final Reference Rate is greater than the Reference Strike Rate, the investor receives at maturity a payment of $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,154.35 per $1,000 principal amount note.

Example 5: The notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Reference Rate increases from the Reference Strike Rate of 4.50% to a Final Reference Rate of 4.95%. Because the notes have not been automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Reference Rate is greater than the Reference Strike Rate, the investor receives no payments over the term of the notes, other than a payment at maturity of $1,000 per $1,000 principal amount note.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $22.05* per $1,000 principal amount note. If the notes have not been automatically called and the Reference Rate on any Review Date is less than or equal to the Reference Strike Rate, you will receive on the applicable Interest Payment Date a Contingent Interest Payment for that Review Date, plus any previously unpaid Contingent Interest Payments for any prior Review Dates. If the Reference Rate on any Review Date is greater than the Reference Strike Rate, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the Reference Rate on each subsequent Review Date is greater than the Reference Strike Rate. If the Reference Rate on each Review Date is greater than the Reference Strike Rate, you will not receive any Contingent Interest Payments over the term of the notes. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. You will not benefit from any increase in the Reference Rate over the term of the notes. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $22.05 per $1,000 principal amount note.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the Reference Rate on any Review Date (other than the first through seventh and final Review Dates) is less than or equal to the Reference Strike Rate, your notes will be automatically called prior to the Maturity Date. Under these circumstances, you will receive a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

JPMorgan Structured Investments —	PS-5
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. However, the notes offered by this pricing supplement do not pay periodic interest and whether the notes will be automatically called will depend on the performance of the Reference Rate. If the notes have not been automatically called and the Final Reference Rate is greater than the Reference Strike Rate, investors will receive only the principal amount of their notes at maturity.
•	RETURN DEPENDENT ON THE 10-YEAR CONSTANT MATURITY TREASURY RATE — The Reference Rate refers to the rate published by the Federal Reserve System Board of Governors, or its successor, as the yield for U.S. Treasury securities with a “constant maturity” of 10 years. The Reference Rate is one of the market accepted indicators of longer-term interest rates. For more information about the Reference Rate, see “Supplemental Terms of the Notes” in this pricing supplement. The return on the notes is dependent on the Reference Rate as described under “Key Terms” in this pricing supplement. The Contingent Interest Payments are fixed amounts and will not vary based on the Reference Rate.
•	TAX TREATMENT — There is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority. You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “—Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Based on current market conditions, we intend to treat the notes for U.S. federal income tax purposes as “contingent payment debt instruments.” Assuming this treatment is respected, as discussed in that subsection, unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, subject to certain adjustments to reflect the difference between the actual and “projected” amounts of any payments you receive during the year, with the result that your taxable income in any year may differ significantly from the Contingent Interest Payments, if any, you receive in that year. Upon sale or exchange (including upon an automatic call or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note (determined without regard to any of the adjustments described above), and decreased by the amount of any projected payments in respect of the note through the date of the sale or exchange. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.
•	The discussions in the preceding paragraph, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, to the extent they reflect statements of law, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of the notes.
•	COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE — We will determine the comparable yield for the notes and will provide that comparable yield and the related projected payment schedule (or information about how to obtain them) in the pricing supplement for the notes, which we will file with the SEC. Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we will determine the comparable yield based upon the term to maturity of the notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance. The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY — You may receive a lower payment at maturity than you would have received if you had invested directly in any other securities or exchange-traded or over-the-counter instruments based on, or other instruments linked to, the decline in the Reference Rate. If the notes have not been automatically called and the Final Reference Rate is greater than the Reference Strike Rate, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Rate. If the notes have not been previously called,

JPMorgan Structured Investments —	PS-6
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

we will make a Contingent Interest Payment with respect to a Review Date (and will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the Reference Rate on that Review Date is less than or equal to the Reference Strike Rate. If the Reference Rate on that Review Date is greater than the Reference Strike Rate, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the Reference Rate on each subsequent Review Date is greater than the Reference Strike Rate. Accordingly, if the Reference Rate on each Review Date is greater than the Reference Strike Rate, you will not receive any interest payments over the term of the notes.

•	YOUR RETURN ON THE NOTES IS LINKED TO THE DECLINE IN THE REFERENCE RATE, WHICH MAY INCREASE SIGNIFICANTLY DURING THE TERM OF THE NOTES — The notes are linked to the decline in the Reference Rate and you will not benefit from any increase in the Reference Rate over the term of the notes. The Reference Rate may increase significantly during the term of the notes, as a result of the factors described under “— Risks Relating to the Reference Rate — The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile” below. You should not invest in the notes if you do not understand the Reference Rate or longer-term interest rates in the United States.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.
•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive on the applicable Call Settlement Date $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date plus any previously unpaid Contingent Interest Payments for any prior Review Dates.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately two years and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY DECLINE IN THE REFERENCE RATE — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any decline in the Reference Rate, which may be significant. The Contingent Interest Payments are fixed amounts and will not vary based on the Reference Rate. You will not participate in any decline in the Reference Rate. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the decline in the Reference Rate during the term of the notes.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest that depends on the performance of the interest rate to which the securities are linked. However, the notes offered by this pricing supplement do not pay periodic interest and whether the notes will be automatically called will depend on the performance of the Reference Rate. If the notes have not been automatically called and the Final Reference Rate is greater than the Reference Strike Rate, investors will receive only the principal amount of their notes at maturity.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

JPMorgan Structured Investments —	PS-7
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. For example, if on any Review Date, the Treasury Constant Maturity rate for the Designated CMT Maturity is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that Review Date and that rate or a rate that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page is not published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury, the calculation agent will determine the Reference Rate for that Review Date in its sole discretion, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such other source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

We and our affiliates are under no obligation to consider your interests as a holder of the notes in making any determinations in connection with setting the Reference Strike Rate. The value of the notes may be affected by the level of the Reference Strike Rate.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional

JPMorgan Structured Investments —	PS-8
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Risks Relating to the Notes Generally — Lack of Liquidity” above.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Reference Rate, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Rate;
•	the time to maturity of the notes;
•	the likelihood of an automatic call being triggered;
•	whether the Reference Rate has been, or is expected to be, greater than the Reference Strike Rate on any Review Date;
•	interest and yield rates in the market generally;
•	the factors affecting the Reference Rate discussed under “— Risks Relating to the Reference Rate — The Reference Rate Will Be Affected by a Number of Factors and May be Volatile,” and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Rate

•	THE REFERENCE RATE WILL BE AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE — The Reference Rate will depend on a number of factors, including, but not limited to:
•	supply and demand of U.S. Treasury notes with approximately 10 years remaining to maturity;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	inflations and expectations concerning inflation;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of the 10-Year Constant Maturity Treasury Rate.

These and other factors may have a positive effect on the performance of the Reference Rate and a negative effect on the value of the notes in the secondary market.

•	THE REFERENCE RATE AND THE MANNER IN WHICH IT IS CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the Reference Rate is calculated will continue in its current form. Any changes in the method of calculation could increase the Reference Rate.
•	THE REFERENCE RATE MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF IT IS DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE RATE — If, on any Review Date, the Treasury Constant Maturity rate for the Designated CMT Maturity is no longer displayed on the Designated CMT Bloomberg Page, or if not published by 5:00 p.m., New York City time, on that Review Date, and that rate or a rate that the calculation agent determines to be comparable to the rate formerly displayed on the Designated CMT Bloomberg Page is not published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury, then the calculation agent, after consulting such sources as it deems comparable to the Designated CMT Bloomberg Page, or any such source it deems reasonable from which to estimate the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, will determine the Reference Rate for that Review Date in its sole discretion. Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant Review Date that the Treasury Constant Maturity rate for the Designated CMT Maturity has been discontinued or that rate has

JPMorgan Structured Investments —	PS-9
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

ceased to be published permanently or indefinitely, then the calculation agent will use as the Reference Rate for that Review Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate. If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Review Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for the Treasury Constant Maturity rate for the Designated CMT Maturity, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could affect the level of the Reference Rate used on a Review Date, which could adversely affect the return on and the market value of the notes.

JPMorgan Structured Investments —	PS-10
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

Historical Information

The following graph sets forth the historical daily performance of the Reference Rate from January 3, 2020 through July 28, 2025. The Reference Rate on July 28, 2025 was 4.42%. We obtained the levels of the Reference Rate above and below from Bloomberg Professional® service (“Bloomberg”), without independent verification.

The historical levels of the Reference Rate should not be taken as an indication of future performance, and no assurance can be given as to the level of the Reference Rate on any Review Date. There can be no assurance that the performance of the Reference Rate will result in the payment of any interest.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-11
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Rate?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Dependent on the 10-Year Constant Maturity Treasury Rate” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS-12
Auto Callable Contingent Interest Notes Linked to the Decline in the 10-Year Constant Maturity Treasury Rate